Exhibit 4.1

Amendment No. 1

THIS AMENDMENT No. 1 (“Amendment”) to the Second Amended and Restated Trust Agreement of iShares Bitcoin Trust dated as of December 28, 2023 (the “Trust Agreement”) among BlackRock Fund Advisors, a California corporation, as administrative trustee (the “Administrative Trustee”), iShares Delaware Trust Sponsor LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), and Wilmington Trust, National, a Association national association, as Delaware trustee (the “Delaware Trustee”), is made with effect from August 8, 2024.

IT IS AGREED AS FOLLOWS:

●	Name. The name of the iShares® Bitcoin Trust is hereby changed to iShares® Bitcoin Trust ETF.

●	All other provisions of the Trust Agreement remain in full force and effect.

IN WITNESS whereof the parties have caused this Amendment to be executed effective the date set forth above.

BLACKROCK FUND ADVISORS, in its capacity as Administrative Trustee of the iShares® Bitcoin Trust

By:	/s/ Shannon Ghia
Name: Shannon Ghia
Title: Managing Director

iSHARES® DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor of the iShares® Bitcoin Trust

By:	/s/ Shannon Ghia
Name: Shannon Ghia
Title: Director and President